Exhibit 4.12(d)

THIRD SUPPLEMENTAL INDENTURE dated as of May 2, 2007 among

LYONDELL CHEMICAL COMPANY, as Company

and

THE BANK OF NEW YORK, as Trustee

__________________________

11 % Senior Secured Notes due 2012

     THIS THIRD SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of May 2, 2007, among LYONDELL CHEMICAL COMPANY, a Delaware corporation (the “Company”), and THE BANK OF NEW YORK, as trustee (the “Trustee”).

RECITALS

     WHEREAS, the Company, the Subsidiary Guarantors party thereto and the Trustee entered into the Indenture, dated as of July 2, 2002, as amended, supplemented or otherwise modified to date (the “Indenture”), relating to the Company’s 11 % Senior Secured Notes due 2012 (the “Notes”);

     WHEREAS, Section 9.02 of the Indenture provides that, subject to certain conditions, Lyondell, the Trustee and any Subsidiary Guarantor may amend or supplement the Indenture with the written consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes; and

     WHEREAS, pursuant to Lyondell’s Offer to Purchase and Consent Solicitation Statement dated April 18, 2007, the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes has been obtained to amend Sections 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.13, 4.15, 4.16, 4.17, 4.19, 4.20, 4.21, 4.23, 5.01, 5.03 and 6.01 of the Indenture as set forth below.

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties hereto hereby agree as follows:

AGREEMENT SECTION ONE

1.1	Capitalized terms used herein and not otherwise defined herein have the respective meanings assigned to such terms in the Indenture.

1.2	The Trustee makes no representations as to the validity or sufficiency of this

Supplemental Indenture. The recital contained in the third paragraph of the recitals herein is deemed to be that of the Company.

SECTION TWO

2.1	Section 4.04 of the Indenture shall be deleted in its entirety and replaced by the following:

[Intentionally Omitted].

2.2	Section 4.05 of the Indenture shall be deleted in its entirety and replaced by the following:

[Intentionally Omitted].

2.3	Section 4.06 of the Indenture shall be deleted in its entirety and replaced by the following:

[Intentionally Omitted].

2.4	Section 4.07 of the Indenture shall be deleted in its entirety and replaced by the following:

[Intentionally Omitted].

2.5	Section 4.08 of the Indenture shall be deleted in its entirety and replaced by the following:

[Intentionally Omitted].

2.6 Section 4.09 of the Indenture shall be amended to read in its entirety as follows:

Section 4.09. Limitation on Sales of Assets. (a) [Intentionally Omitted].

     (b) Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds, at its option:

     (i) to permanently repay Senior Indebtedness (and to correspondingly reduce commitments with respect thereto in the case of revolving borrowings) of the Company or a Subsidiary Guarantor or Indebtedness (and to correspondingly reduce commitments with respect thereto in the case of revolving borrowings) of any Restricted Subsidiary that is not a Subsidiary Guarantor; provided that, so long as the provisions of Section 4.12 are in effect, only (A) repayment of Senior Indebtedness incurred under the Existing Credit Facility (but not any refinancing thereof other than a credit facility with commercial banks and other lenders) or (B) if a Restricted Subsidiary that is not a Subsidiary Guarantor has consummated the Asset Sale, repayment of Indebtedness of such Restricted Subsidiary (with a corresponding reduction in commitments with respect thereto in the case of revolving borrowings), shall constitute a repayment of Indebtedness permitted pursuant to this clause (i); or

     (ii) to acquire a controlling interest or a joint venture interest (to the extent otherwise permitted by the Indenture) in another business or, the making of a capital expenditure or the acquisition of other long-term assets, in each case, in a Permitted Business (or enter into a binding commitment for any such expenditure or acquisition); provided that such binding commitment shall be treated as a permitted application of Net Proceeds from the date of such commitment until and only until the earlier of (x) the date on which such expenditure or acquisition is consummated and (y) the 180th day following the expiration of the aforementioned 360 day period. If the expenditure or acquisition contemplated by such binding commitment is not consummated on or before such 180th day and the Company shall not have applied such Net Proceeds pursuant to clause (i) above on or before such 180th day, such commitment shall be deemed not to have been a permitted application of Net Proceeds at any time;

provided that, so long as the provisions of Section 4.12 are in effect, the Company may not apply Net Proceeds of a Significant Asset Sale pursuant to clause (ii) above to satisfy its obligations to apply such proceeds pursuant to this paragraph except to the extent that the provisions of the Existing Credit Facility (but not any refinancing thereof other than a credit facility with commercial banks and other lenders) require a mandatory prepayment from such proceeds but the requisite lenders thereunder have waived such mandatory prepayment.

     Pending the final application of any such Net Proceeds, the Company may temporarily reduce the revolving Indebtedness under the Existing Credit Facility or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this Section 4.09(b) will be deemed to constitute “Excess Proceeds.”

     (c) When the aggregate amount of Excess Proceeds exceeds $25 million, the Company will be required to make an offer to all Holders of Notes (an “Asset Sale Offer”) to purchase the maximum principal amount of Notes and, (x) if the Company is required to do so under the terms of any other Indebtedness ranking pari passu with such Notes, such other Indebtedness, and (y) if the Company elects to do so, any Existing ARCO Chemical Debt, on a pro rata basis with the Notes, that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the date of purchase, in accordance with the procedures set forth herein.

     To the extent that the aggregate amount of Notes (and any other pari passu Indebtedness subject to such Asset Sale Offer) tendered pursuant to such Asset Sale Offer is less than the Excess Proceeds, the Company may, subject to the other terms of the Indenture, use any remaining Excess Proceeds for general corporate purposes.

     If the aggregate principal amount of Notes surrendered by Holders thereof in connection with an Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis.

     Upon completion of the offer to purchase made under the Indenture, the amount of Excess Proceeds shall be reset at zero.

(d) [Intentionally Omitted].

2.7	Section 4.10 of the Indenture shall be deleted in its entirety and replaced by the following:

[Intentionally Omitted].

2.8	Section 4.13 of the Indenture shall be deleted in its entirety and replaced by the following:

[Intentionally Omitted].

2.9	Section 4.15 of the Indenture shall be deleted in its entirety and replaced by the following:

[Intentionally Omitted].

2.10	Section 4.16 of the Indenture shall be deleted in its entirety and replaced by the following:

[Intentionally Omitted].

2.11	Section 4.17 of the Indenture shall be deleted in its entirety and replaced by the following:

[Intentionally Omitted].

2.12	Section 4.19 of the Indenture shall be deleted in its entirety and replaced by the following:

[Intentionally Omitted].

2.13	Section 4.20 of the Indenture shall be deleted in its entirety and replaced by the following:

[Intentionally Omitted].

2.14	Section 4.21 of the Indenture shall be deleted in its entirety and replaced by the following:

[Intentionally Omitted].

2.15	Section 4.23 of the Indenture shall be deleted in its entirety and replaced by the following:

[Intentionally Omitted].

2.16 Section 5.01 of the Indenture shall be amended to read in its entirety as follows:

Section 5.01. Consolidation, Merger or Sale of Assets by the Company. (a) The

Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, convey or otherwise dispose of all or substantially all its assets in one or more related transactions, to another corporation, Person or entity unless:

     (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

     (ii) the corporation formed by or surviving any such consolidation or merger (if other than the Company) or the corporation to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the Obligations of the Company under the Notes, the Indenture and the Security Documents to which it is a party pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee;

(iii)	[Intentionally Omitted]; and

(iv)	[Intentionally Omitted].

(b) The Company will not lease all or substantially all its assets to another
Person.

2.17	Section 5.03 of the Indenture shall be amended to read in its entirety as follows:

Section 5.03. Consolidation, Merger or Sale of Assets by a Subsidiary Guarantor.
(a) No Subsidiary Guarantor may consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another corporation, Person or entity whether or not affiliated with such Subsidiary Guarantor unless:

(i) subject to the provisions of Section 5.03(b) below, the Person formed by or surviving any such consolidation or merger (if other than the
Company or such Subsidiary Guarantor) assumes all the obligations of such
Subsidiary Guarantor, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Notes;

(ii)	[Intentionally Omitted]; and

(iii)	[Intentionally Omitted].

     All the Subsidiary Guarantees issued pursuant to clause (i) above shall in all respects have the same legal rank and benefit under this Indenture as the Subsidiary Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all such Subsidiary Guarantees had been issued at the date of the execution hereof.

     (b) (i) The requirements of clauses (i) and (iii) of Section 5.03(a) will not apply in the case of a consolidation with or merger with or into the Company and the requirements of clause (iii) of Section 5.03(a) will not apply in the case of a consolidation with or merger with or into another Subsidiary Guarantor.

     (ii) In the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all the Capital Stock of any Subsidiary Guarantor to any Person that is not an Affiliate of the Company permitted by the applicable provisions of the Indenture, such Subsidiary Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture.

2.18 Section 6.01 of the Indenture shall be amended to read in its entirety as follows:

     Section 6.01. Events of Default. Each of the following constitutes an “Event of Default”:

     (a) a default in the payment of interest on the Notes when due, which has continued for 30 days;

     (b) a default in the payment when due of principal of or premium on, any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

     (c) the failure by the Company to comply with its obligations under Article 5, Section 4.09, or Section 4.14;

(d) [Intentionally Omitted];

(e) [Intentionally Omitted];

(f) [Intentionally Omitted];

(g) [Intentionally Omitted];

(h) [Intentionally Omitted];

(i) [Intentionally Omitted]; or

(j) [Intentionally Omitted].

2.19 Deletion of Certain Definitions. Notwithstanding any provision in the Indenture to the contrary, the definition in the Indenture of each capitalized term that occurs only within sections of the Indenture that are intentionally omitted pursuant to this Supplemental Indenture (the “Indenture Deleted Provisions”), as in effect prior to the execution of this Supplemental Indenture, shall be of no further force or effect.

2.20 Deletion of Certain Cross-References. Notwithstanding any provision in the Indenture to the contrary, each cross-reference to the Indenture Deleted Provisions, as in effect prior to the execution of this Supplemental Indenture, shall be of no further force or effect.

SECTION THREE

     This Supplemental Indenture shall be governed by and construed in accordance with the internal laws of the State of New York.

SECTION FOUR

     This Supplemental Indenture may be signed in various counterparts which together shall constitute one and the same instrument.

SECTION FIVE

     This Supplemental Indenture is an amendment supplemental to the Indenture. The Indenture and this Supplemental Indenture shall henceforth be read together.

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     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Supplemental Indenture or have caused this Supplemental Indenture to be duly executed on their respective behalf by their respective officers thereunto duly authorized, as of the day and year first written above.

LYONDELL CHEMICAL COMPANY, as Company

By: /s/ Karen A. Twitchell______________ Name: Karen A. Twitchell Title: Vice President and Treasurer

THE BANK OF NEW YORK, as Trustee

By: /s/ Robert A. Massimillo____________ Name: Robert A. Massimillo Title: Vice President